Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release
Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
FOR IMMEDIATE RELEASE
December 3, 2010

Dr. William H. Jones Named to
Coca-Cola Consolidated Board of Directors
Charlotte—Coca-Cola Bottling Co. Consolidated today announced that Dr. William H. Jones has been named to the Company’s Board of Directors, replacing retiring board member Ned R. McWherter. Dr. Jones was named President of Columbia International University in 2007 after nineteen years at the university as provost, senior vice president for academic affairs and teacher. Jones graduated summa cum laude with a chemistry degree from Georgia Institute of Technology and holds earned doctorates from both Columbia Biblical Seminary and Gordon Conwell Seminary.
Dr. Jones also serves as chair of the International Leadership Team of Crossover Communications International, a missions agency he cofounded that ministers in twenty countries. Dr. Jones is the author of several books.
“We are very pleased to have an individual with Bill’s leadership qualities, academic credentials and success in managing an academic institution join our Board, and we look forward to working with Bill,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III.
Dr. Jones will fill the vacancy resulting from the retirement of former Tennessee Governor Ned R. McWherter, who served on the Board for more than fifteen years. “We appreciate Ned’s dedicated service to our Company and wish him the best of luck in all his future endeavors,” said Harrison. McWherter’s official retirement as an active board member will be effective December 31, 2010, but he will remain as an emeritus member of the board. Dr. Jones’ appointment will be effective January 1, 2011.
Charlotte-based Coca-Cola Consolidated is the nation’s largest independent Coca-Cola bottler with franchise territories in 11 Southeastern states.
—Enjoy Coca-Cola—